IMG MUTUAL FUNDS, INC.


                                EXHIBIT # 12 (b)

                                       TO

                         PRE-EFFECTIVE AMENDMENT NO. 1

                                       TO

                        FORM N-14 REGISTRATION STATEMENT

                  CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER
                            1900 First Bank Building
                              233 South 13th Street
                                Lincoln, NE 68508
                                 (402) 474-6900
                               Fax: (402) 474-5393



                                January 12, 1998





IMG Mutual Funds, Inc.
2203 Grand Ave.
Des Moines, IA 50312-5338

         RE: Plan of Reorganization and Reclassification for combining the IMG Mutual Funds, Inc. ("IMG") Select Shares, Adviser Shares and Institutional Shares of the IMG Bond Fund into a new, untitled single class of shares of the IMG Bond Fund.

Dear Sirs:

         We have been asked to give our opinion relating to the above-described transaction (the "Reorganization"), as to certain Federal income tax consequences of consummating the transactions contemplated in the Plan of Reorganization and Reclassification (the "Plan").

BACKGROUND


         IMG Mutual Funds, Inc. ("IMG") is a Maryland corporation consisting of multiple investment portfolios, including its Bond Fund ("Bond Fund"). The Bond Fund is registered under the Investment Company Act of 1940, as amended, as an open-end investment company of the management type.


         It is proposed that all of the Select Shares, Adviser Shares and Institutional Shares ("outstanding shares") of the Bond Fund be exchanged for a new single class of shares of the Bond Fund that will not have a title. A number of full and fractional new untitled Bond Fund shares equal to the net asset value of the outstanding shares will be issued at the Effective Time of Reorganization.

ASSUMPTIONS

         For purposes of this opinion, we have made several assumptions:

         First, that the Bond Fund is qualified as a "regulated investment company" under Part I of Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (the "Code") and also meet the diversification requirements of Code ss.368(a)(2)(E)(ii), for its most recently ended fiscal year and will continue to so qualify for its current fiscal year;

         Second, that the shareholders of the Bond Fund have no plan or intention to dispose of a number of shares of the Bond Fund received by them as a result of the transaction which would result in their owning in the aggregate shares of the Bond Fund having a fair market value that is less than 50% of the fair market value of the Bond Fund's shares outstanding immediately before the transaction (including any Bond Fund's shares redeemed in anticipation of the transaction);

         Third, that the Bond Fund has no plan or intention to reacquire any of their shares issued in the transaction, except for redemptions in the ordinary course of business as a regulated investment company;

         Fourth, that the Bond Fund has no plan or intention to sell or otherwise to dispose of any of its assets except for dispositions made in the ordinary course of business;

         Fifth, that the transaction serves a business purpose or purposes of the Funds and that following the transaction the Bond Fund will continue the historic business of the Bond Fund or use a significant portion of the Bond Fund's historic business assets in a business;

         Sixth, that the Bond Fund is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in any Federal or State court; and

         Seventh, that the Plan substantially in the form included as an exhibit to the registration statement of the Bond Fund, on Form N-14 under the Securities Act of 1933 (the "Registration Statement") has been or will be duly authorized by the Bond Fund.

         The opinions set forth below are subject to the approval of the Plan by the shareholders of the Bond Fund, to the proper submission and filing of appropriate documents with the appropriate government agencies and to the satisfaction of the terms and conditions set forth in the Plan.

CONCLUSIONS

         Based upon the Code, applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service contained in revenue rulings and procedures, and judicial decisions, and upon the information, representations and assumptions contained herein and in the documents provided to us by you, it is our opinion for Federal income tax purposes that:

                    (i) the exchange of outstanding shares by Shareholders of the Bond Fund for a single class of new untitled shares, as described in the Plan will constitute a reorganization within the meaning of Code
         Section 368(a)(1)(E).

                   (ii) in accordance with sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by the Bond Fund as a result of such transactions;

                  (iii) in accordance with section 1032(a) of the Code, no gain or loss will be recognized by the Bond Fund as a result of such transactions;

                   (iv) in accordance with section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the Bond Fund on the distribution to them by a Bond Fund of new shares of the Bond Fund in exchange for their shares of such Bond Fund (but shareholders of the Bond Fund subject to taxation will recognize income upon receipt of any net investment income or net capital gains of such Bond Fund which are distributed to them by the Bond Fund prior to the closing date of its Reorganization);

                    (v) in accordance with section 358(a)(1) of the Code, the basis of the Bond Fund shares received by a shareholder of a Bond Fund will be the same as the basis of the shareholder's Bond Fund shares immediately before the transactions; and

                   (vi) in accordance with section 1223(1) of the Code, a shareholder's holding period for Bond Fund shares will be determined by including the period for which the shareholder held Bond Fund shares exchanged therefor, provided that the shareholder held such Bond Fund shares as a capital asset.

         We express no opinion relating to any Federal income tax matter except on the basis of the documents and assumptions described above. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. Such laws, regulations, administrative rulings and court decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Federal Income Tax Consequences" in the Combined Proxy Statement/Prospectus constituting a part of the Registration Statement.

                                Very truly yours,

                                /s/ Cline, Williams, Wright,
                                Johnson & Oldfather

                                CLINE, WILLIAMS, WRIGHT,
                                JOHNSON & OLDFATHER